Exhibit 99.1

March 8, 2023

Diversey to be Acquired by Solenis for $4.6 Billion

Diversey Public Shareholders to Receive $8.40 Per Share in Cash in “Go Private” Transaction

Combined company will allow for expanded markets and additional sustainable solutions

WILMINGTON, Del. and FORT MILL, S.C. – March 8, 2023 – Solenis (“Solenis”) and Diversey Holdings, Ltd. (“Diversey” or the “Company”) (NASDAQ: DSEY) today announced they have entered into a definitive merger agreement under which Solenis will acquire Diversey in an all-cash transaction valued at an enterprise value of approximately $4.6 billion. Upon completion of the merger, Diversey will become a private company.

Under the terms of the agreement, Diversey shareholders (other than shareholders affiliated with Bain Capital Private Equity (“Bain Capital”)) will receive $8.40 per share in cash, which represents a premium of approximately 41.0% over Diversey’s closing share price on March 7, 2023, the last full trading day prior to the transaction announcement, and a premium of approximately 59.0% over Diversey’s 90-day volume-weighted average price (VWAP). Bain Capital will receive $7.84 per share in cash and will rollover a portion of its shares of Diversey into an affiliate of Solenis in exchange for common and preferred units of such affiliate.

Headquartered in Wilmington, Delaware, Solenis is a leading manufacturer of specialty chemicals used in water-intensive industries, which was acquired by Platinum Equity in 2021. Diversey is a leading provider of hygiene, infection prevention and cleaning solutions based in Fort Mill, South Carolina.

“The merger presents a unique opportunity to enhance value and create a more diversified business with increased scale, broader global reach, and superior customer service capabilities. It will enable the combined company to grow and provide a number of attractive cross-selling opportunities, including meeting increasing customer demand for water management, cleaning and hygiene solutions,” said Phil Wieland, Chief Executive Officer of Diversey.

Solenis CEO John Panichella will lead the combined company following the transition and integration.

“This is a strategic combination of two leading global products, services, and technologies providers with proven track records of product innovation who offer truly differentiated solutions to customers,” said Mr. Panichella. “In combining these two complementary businesses, we expect to usher in a new and exciting chapter in our long history of helping customers tackle core challenges such as water and energy management, partnering on sustainability issues to work towards a cleaner, safer world, and reducing environmental impacts. With continued support from Platinum Equity and now Bain Capital, we are confident that we’ll maximize the opportunities ahead.”

“This is a merger of two leading businesses that is fully complementary,” added Eric Foss, Non-Executive Chairman of the Board of Directors of Diversey. “We believe the transaction creates significant value realization for our shareholders.”

Transaction Details

Solenis is a portfolio company of Platinum Equity. Bain Capital, which invested in Diversey in 2017 and subsequently took the Company public in 2021, is currently the largest shareholder of Diversey. Under the terms of the transaction, Bain Capital will contribute approximately 56% of its existing equity into Solenis at an implied value per Diversey share of $7.84 and will sell its remaining shares to Solenis for cash at the same price. After negotiations with a special committee of Diversey’s Board of Directors composed entirely of independent directors (the “Special Committee”), Bain Capital agreed to accept less consideration per share than the consideration to be paid to the other holders of Diversey’s shares.

Diversey’s Board of Directors formed the Special Committee to evaluate and negotiate the transaction with the assistance of independent financial and legal advisors. Following this process, the Special Committee unanimously determined that the transaction with Solenis is in the best interests of Diversey and its shareholders, and, acting upon unanimous recommendation by the Special Committee, the Diversey Board of Directors unanimously approved the merger and recommended that Diversey shareholders vote in favor of the merger. The Special Committee negotiated the terms of the merger agreement with assistance from its independent financial and legal advisors.

In connection with the transaction, Solenis has entered into a support agreement with Bain Capital, pursuant to which Bain Capital has agreed to vote all of its Diversey shares (which represent approximately 73% of Diversey’s outstanding shares) in favor of the transaction, subject to certain terms and conditions set forth therein. Solenis intends to finance the transaction with a combination of committed debt and equity financing, including the contribution by Bain Capital.

The merger is expected to be completed in the second half of 2023, subject to the satisfaction of customary closing conditions, including approval by Diversey shareholders holding a majority of the outstanding shares of the Company and receipt of regulatory approvals. Upon closing of the transaction, Diversey’s ordinary shares will no longer be listed on any public market.

Fourth Quarter and Full Year 2022 Earnings Conference Call Update

In light of today’s announcement, Diversey will not host an earnings conference call or provide financial guidance in conjunction with its earnings release for the fourth quarter and full year 2022 financial results. Going forward, Diversey will issue earnings releases consistent with its current schedule, including financial results for the fourth quarter and full year 2022, but will suspend hosting earnings conference calls and webcasts.

Advisors

Evercore is serving as financial advisor to the Special Committee and Wachtell, Lipton, Rosen & Katz is serving as the Special Committee’s legal counsel.

J.P. Morgan Securities LLC and Centerview Partners LLC are serving as financial advisors to Diversey on the transaction. Kirkland & Ellis LLP is providing legal counsel to Bain Capital and Diversey.

BofA Securities, Goldman Sachs and Piper Sandler are serving as financial advisors to Solenis on the transaction. Gibson, Dunn & Crutcher LLP is providing legal counsel and Willkie Farr & Gallagher LLP is providing debt financing counsel to Platinum Equity and Solenis. BofA Securities and Goldman Sachs are leading the debt financing for the acquisition.

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About Diversey

Diversey’s purpose is to go beyond clean to take care of what’s precious through leading hygiene, infection prevention and cleaning solutions. We develop and deliver innovative, mission-critical products, services and technologies that save lives and protect our environment. Over the course of 100 years, the Diversey brand has become synonymous with product quality, service and innovation. Our fully-integrated suite of solutions combines patented chemicals, dosing and dispensing equipment, cleaning machines, services and ancillary digital analysis and serves more than 85,000 customers in over 80 countries via our vast network of approximately 9,000 employees globally.

For additional information about Diversey, please visit www.Diversey.com or follow us on LinkedIn, Facebook, or Twitter @Diversey.

About Solenis

Solenis is a leading global producer of specialty chemicals focused on delivering sustainable solutions for water-intensive industries, including the pulp, packaging paper and board, tissue and towel, oil and gas, petroleum refining, chemical processing, mineral processing, biorefining, power, municipal, and pool and spa markets. The company’s product portfolio includes a broad array of water treatment chemistries, process aids and functional additives, as well as state-of-the-art monitoring and control systems. These technologies are used by customers to improve operational efficiencies, enhance product quality, protect plant assets, minimize environmental impact and maintain healthy water. Headquartered in Wilmington, Delaware, the company has 49 manufacturing facilities strategically located around the globe and employs a team of over 6,500 professionals in 130 countries across six continents. Solenis is a 2022 US Best Managed Company.

For additional information about Solenis, please visit www.Solenis.com or follow us on social media.

About Bain Capital Private Equity

Bain Capital Private Equity has partnered closely with management teams to provide the strategic resources that build great companies and help them thrive since its founding in 1984. Bain Capital Private Equity's global team of more than 250 investment professionals creates value for its portfolio companies through its global platform and depth of expertise in key vertical industries including healthcare, consumer/retail, financial and business services, industrials, and technology, media and telecommunications. Bain Capital Private Equity has 23 offices on four continents. The firm has made primary or add-on investments in more than 1,100 companies since its inception. For more information, visit www.baincapitalprivateequity.com.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity is a global investment firm with approximately $36 billion of assets under management and a portfolio of approximately 50 operating companies that serve customers around the world. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® – acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 27 years Platinum Equity has completed more than 350 acquisitions.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include all statements that do not relate solely to historical or current facts, such as statements regarding the Company’s expectations, intentions or strategies regarding the future, including strategies or plans as they relate to the proposed transaction. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s shares; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the Company’s shareholders and the receipt of certain regulatory approvals; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including in certain circumstances requiring the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s stock price, business relationships, operating results and business generally; (vii) risks that the proposed transaction may disrupt the Company’s current business plans and operations; (viii) the Company’s ability to retain and hire key personnel in light of the proposed transaction; (ix) risks related to diverting management’s attention from the Company’s ongoing business operations; (x) unexpected costs, charges or expenses resulting from the proposed transaction; (xi) the ability of the buyer to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the merger; (xii) potential litigation relating to the merger that could be instituted against parties to the Merger Agreement or other transaction agreements or their respective directors, managers or officers, including the effects of any outcomes of such litigation; (xiii) certain restrictions during the pendency of the merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiv) uncertain global economic conditions which have had and could continue to have an adverse effect on our consolidated financial condition and results of operations; (xv) the continuation of the COVID-19 pandemic may cause disruptions to the Company's operations, customer demand, and its suppliers’ ability to support the Company; (xvi) the risks associated with the global nature of the Company's operations; (xvii) fluctuations between non-U.S. currencies and the U.S. dollar; (xviii) political and economic instability and risk of government actions affecting the Company's business and its customers or suppliers; (xix) increases in the pricing of raw materials, availability and allocation by suppliers as well as increases in energy-related costs; (xx) the Company's ability to develop new and innovative products and the acceptance of such products by the Company's customers; (xxi) cyber risks and the failure to maintain the integrity of the Company's operational or security systems or infrastructure; (xxii) the introduction of the Organization for Economic Cooperation and Development’s Base Erosion and Profit Shifting; (xxiii) the consolidation of the Company's customers; (xxiv) competition in the markets for the Company's products and services and in the geographic areas in which it operates; (xxv) instability and uncertainty in the credit and financial markets and the availability of credit that the Company and its customers need to operate the Company's business; (xxvi) new and stricter regulations applicable to our business; (xxvii) continued availability of capital and financing and rating agency actions; and (xxviii) other risks described in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. All such factors are difficult to predict and are beyond the Company’s control. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the proxy statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the merger and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. In light of the significant uncertainties in these forward-looking statements, the Company cannot assure you that the forward-looking statements in this communication will prove to be accurate, and you should not regard these statements as a representation or warranty by the Company, its directors, officers or employees or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all.

The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements.

Important Information For Investors and Shareholders

In connection with the proposed transaction, the Company intends to file with the Securities and Exchange Commission (the “SEC”) and furnish to shareholders a proxy statement on Schedule 14A. The Company, certain of its affiliates and certain affiliates of Bain Capital intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement, the Schedule 13E-3 and a proxy card to each shareholder of the Company entitled to vote at the meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS. The materials to be filed by the Company will be made available to the Company’s investors and shareholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.Diversey.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed transaction under SEC rules. Investors and shareholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2022 annual meeting of shareholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to the proposed transaction and is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FOR FURTHER INFORMATION:

Solenis

Catherine Abernathy

+1 904-910-1071

cmabernathy@solenis.com

Diversey

Grant Graver

ir@Diversey.com

Bain Capital:

Charlyn Lusk/Scott Lessne

+1 646-502-3549/+1 646-502-3569

clusk@stantonprm.com/slessne@stantonprm.com

Platinum Equity

Dan Whelan

+1 310-282-9202

dwhelan@platinumequity.com